Exhibit 4.3

NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

SG BLOCKS, INC.

WARRANT

Date of Original Issuance: November 4, 2011.

SG Blocks, Inc., a Delaware corporation (the “Company”), hereby certifies that, for value received, Ladenburg Thalmann & Co. Inc. or its registered assigns (the “Holder”), is entitled to purchase from the Company up to a total of one million forty-four thousand five hundred and eighty-four (1,044,584) shares of common stock, $0.01 par value per share (the “Common Stock”), of the Company (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”) at an exercise price equal to $0.2477 per share (as adjusted from time to time as provided in Section 10, the “Exercise Price”), at any time and from time to time from and after the date hereof and through and including October 28, 2015 (the “Expiration Date”), and subject to the following terms and conditions.

This Warrant: (a) is being issued pursuant to that certain Merger Agreement and Plan of Reorganization, dated July 27, 2011, by and among the Company (formerly CDSI Holdings Inc.), CDSI Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), SG Building Blocks, Inc. (formerly SG Blocks, Inc. and the survivor of a merger with Merger Sub) (“SG Building”), and certain stockholders of SG Building; (b) replaces and supersedes in their entirety two warrants issued by the SG Building to Holder , with the first issued on October 29, 2010 for 38,250 shares of SG Building common stock, and the second issued on December 23, 2010 for 13,500 shares of SG Building common stock (the “Prior Warrants”); and (c) that the Prior Warrants have no further force and effect.

1.   Definitions.  In addition to the terms defined elsewhere in this Warrant, capitalized terms that are not otherwise defined herein shall have the meanings given to such terms in the Agency Agreement, dated as of September I, 2010 between SG Building and the original Holder (the “Agency Agreement”).

2.   Registration of Warrant.  The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time.  The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

3.   Registration of Transfers.  The Company shall register the transfer of any portion of this Warrant in the Warrant Register, upon surrender of this Warrant, with the Form of Assignment attached hereto duly completed and signed, to the Company at its address specified herein.  Upon any such registration or transfer, an exchange Warrant to purchase Common Stock, in substantially the form of this Warrant (any such exchange Warrant, a “New Warrant”), evidencing the portion of this Warrant so transferred shall be issued to the transferee and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if why, shall he issued to the transferring Holder.  The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such, transferee of all of the rights and obligations of a holder of a Warrant.  Wan-ants and Warrant Shares may only be disposed of in compliance with state and federal securities laws.  In connection with any transfer of Warrant Shares other than pursuant to an effective registration statement, to the Company or to an Affiliate of a Holder, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration under the Securities Act.

4.   Exercise and Duration of Warrants.

(a)   This Warrant shall be exercisable by the registered Holder, in whole or in part, at any time and from time to time on or after the date hereof to and including 5:30 p.m., New York City time, on the Expiration Date.  Subject to Section 4(b) below, the Exercise Price is payable in immediately available funds.  At 5:30 p.m., New York City time on the Expiration Date, the portion of this Warrant available for exercise and not exercised prior thereto shall be and become void and of no value.

(b)   In lieu of payment of the Exercise Price in the manner required by Section 4(a), the Holder shall have the right (but not the obligation) to convert any exercisable but unexercised portion of this Warrant into Common Stock (“Conversion Right”) as follows: upon exercise of the Conversion Right, the Company shall deliver to the Holder (without payment by the Holder of any portion of the Exercise Price in cash) that number of shares of Common Stock equal to the quotient obtained by dividing (x) the “Value” (as determined below) of the portion of the Warrant being converted by (y) the Market Price (as defined below) on the second trading day prior to the date the Company receives this Warrant for conversion pursuant to Section 4(c) hereof. The “Value” of the portion of the Warrant being converted will equal the remainder derived from subtracting (a) the Exercise Price multiplied by the number of shares of Common

Stock underlying the portion of the Warrant being converted from (b) the Market Price, multiplied by the number of shares of Common Stock underlying the portion of the Warrant being converted.  As used herein, the term “Market Price” at any date is deemed to be the average of the last reported sale prices for the immediately preceding ten trading days, as officially reported by the principal securities exchange on which the Common Stock is listed or admitted to trading, or, if the Common Stock is not listed or admitted to trading on any national securities exchange or if any such exchange on which the Common Stock is listed is not its principal trading market, the last reported sale price as furnished by the Financial Industry Regulatory Authority through the Nasdaq National Market or Nasdaq Capital Market, or, if applicable, the OTC Bulletin Board, or if the Common Stock is not listed or admitted to trading on any of the foregoing markets, or similar organization, as determined in good faith by resolution of the Board of Directors of the Company, based on the best information available to it.

(c)   The Conversion Right may be exercised by the Holder on any business day prior to the Expiration Date by delivering to the Company this Warrant with a duly executed Form of Election to Purchase attached hereto with the conversion section completed exercising the Conversion Right.

5.   Delivery of Warrant Shares and Exercise of Warrant.  Upon delivery of the Form of Election to Purchase, which Form shall specify the number of shares of Common Stock to be Purchased, and this Warrant to the Company at its address for notice set forth in Section 12 and upon payment of the Exercise Price (except as provided in Section 4(b) above) multiplied by the number of Warrant Shares that the Holder intends to purchase hereunder, the Company shall, as promptly as practicable, issue and deliver to the Holder, a certificate for the Warrant Shares issuable upon such exercise with the appropriate legend.. As used in this Agreement, a “Date of Exercise” means the date on which the Holder shall have delivered to the Company (i) the Form of Election to Purchase attached hereto, appropriately completed and duly signed, (ii) payment of the Exercise Price for the number of Warrant Shares so indicated by the Holder to be purchased and (iii) this Warrant.  If the Warrant has not been fully exercised, the Company will deliver a replacement Warrant to the Holder for the number of Warrant Shares remaining subject to the Warrant, which replacement Warrant shall in all other respects be identical to this Warrant or, at the election of the Company, an appropriate notation shall be made on this Warrant, which shall then be returned to the Holder.

6.   Charges, Taxes and Expenses.  Issuance and delivery of New Warrants, replacement Warrants issued upon a partial exercise, and certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or Warrants in a name other than that of the Holder. The Holder shall be responsible for its own income or gains tax liability that may arise as a result of transferring this Warrant or receiving Warrant Shares upon exercise hereof.

7.   Replacement of Warrant.  If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft, destruction, or mutilation and customary and reasonable indemnity, if requested. Applicants for a New Warrant under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe. If a New Warrant is requested as a result of a. mutilation of this Warrant, then the Holder shall also deliver such mutilated Wan-ant to the Company as a condition precedent to the Company’s obligation to issue the New Warrant.

8.   Registration Obligation.  The Holder of this Warrant shall be entitled to the same registration rights with respect to the Warrant Shares as SG Building granted to investors in the private placement of SG Building’s Shares for which Ladenburg Thalmann & Co. Inc. has acted as placement agent, as set forth in full in the Subscription/Registration Rights Agreement entered into by SG Building and each such investor.

9.   Reservation of Warrant Shares.  The Company covenants that it has and will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares which are then issuable and deliverable upon the exercise of all Warrants issued pursuant to the Agency Agreement.  All shares of Common Stock issued upon the exercise of this Warrant shall be validly issued, fully paid, and non-assessable and free from all preemptive rights of any stockholder of the Company and from all taxes, liens, and charges with respect to the issue thereof (other than transfer taxes), and if any common stock of the Company is then listed on any national securities exchange (as defined in the Exchange Act) or eligible for trading on The Nasdaq Stock Market, shall be duly listed or eligible thereon, as the case may be.

10.   Certain Adjustments.  The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 10.

(a)   Stock Dividends and Splits.  If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this paragraph occurs during the period that an Exercise Price is calculated hereunder, then the calculation of such Exercise Price shall be adjusted appropriately to reflect such event.

(b)   Pro Rata Distributions.  If the Company, at any time while this Warrant is outstanding, distributes to all holders of Common Stock (i) evidence of its indebtedness, (ii) any security (other than a distribution of Common Stock covered by the preceding paragraph), (iii) rights or warrants to subscribe for or purchase any security, or (iv) any other asset (in each case, “Distributed Property”), then, at the request of any Holder delivered before the 30th day after the record date fixed for determination of stockholders entitled to receive such distribution, the Company will deliver to such Holder, within seven days after such request (or, if later, on the effective date of such distribution), the Distributed Property that such Holder would have been entitled to receive in respect of the Warrant Shares for which such Holder’s Warrant could have been exercised immediately prior to such record date, If such Distributed Property is not delivered to a Holder pursuant to the preceding sentence, then upon any exercise of the Warrant that occurs after such record date, such Holder shall be entitled to receive, in addition to the Warrant Shares otherwise issuable upon such conversion, the Distributed Property that such Holder would have been entitled to receive in respect of such number of Warrant Shares had the Holder been the record holder of such Warrant Shares immediately prior to such record date.

(c)   Fundamental Transactions.  If, at any time while this Warrant is outstanding, (I) the Company effects any merger, reorganization or consolidation of the Company with or into another Person, (2) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (3) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (4) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then the Holder shall have the right thereafter to receive, upon exercise of this Warrant, in lieu of any other consideration, the same amount and kind of securities, cash or property as he would have been entitled to receive upon the occurrence of such Fundamental Transaction if he had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of this Warrant (the “Alternate Consideration”). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in. such Fundamental Transaction, and the Company or its successor or the surviving entity following such Fundamental Transaction shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration he receives upon any exercise of this Warrant following such Fundamental Transaction.  At the Holder’s option and request, any successor to the Company or surviving entity in such Fundamental Transaction shall, either (1) issue to the Holder a Exchange Warrant substantially in the form of this Warrant and consistent with the foregoing provisions and evidencing the Holder’s right to purchase the Alternate Consideration for the aggregate Exercise Price upon exercise thereof, or (2) purchase the Warrant from the

Holder for a purchase price, payable in cash within seven days after such request (or, if later, on the effective date of the Fundamental Transaction), equal to the Black Scholes value of the remaining unexercised portion of this Warrant on the date of such request; provided, however, that the Company shall not be required to purchase the Warrant pursuant to the foregoing subclause (2) in the event the Fundamental Transaction is the Shell Merger (as defined in the Agency Agreement). The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (c) and ensuring that the Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction.  analogous to a Fundamental Transaction.

(d)   Number of Warrant Shares.  Simultaneously with any adjustment to the Exercise Price pursuant this Section 10, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the increased number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.

(e)   Calculations.  All calculations under this Section 10 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable.  The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(f)   Notice of Adjustments.  Upon the occurrence of each adjustment pursuant to this Section 10, the Company at its expense will promptly compute such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Warrant Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each.  such certificate to the Holder and to the Company’s Transfer Agent.

(g)   Notice of Corporate Events.  If the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any Subsidiary, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Holder a notice describing the material terms and conditions of such transaction, at least 10 days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Company will take all steps reasonably necessary in order to ensure that the Holder is given the practical opportunity to exercise this Warrant prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

11.   No Fractional Shares.  No fractional shares of Warrant Shares will be issued in connection with any exercise of this Warrant.  In lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the closing price of one Warrant Share as reported on the principal securities exchange on which the Common Stock is traded on the Date of Exercise.

12.   Notices.  Any and all notices or other communications or deliveries hereunder (including without limitation any Exercise Notice) shall he in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 12 prior to 5:30 p.m. (New York City time) on a day on which banks in the State of Delaware are not required or permitted to close (a “Business Day”), (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 12 on a day that is not a Business Day or later than 5:30 p.m. (New York City time) on any Business Day, (iii) the Business Day following the date of mailing, if sent for next day delivery by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Company, SG Blocks, Inc., 400 Madison Avenue, Suite 16C, New York, NY 10017, Attention: Paul M. Galvin (Fax No. (212) 619-1028), or (ii) if to the Holder, to the address or facsimile number appearing on the Warrant Register or such other address or facsimile number as the Holder may provide to the Company in accordance with this Section 12.

13.   Miscellaneous.

(a)   This Warrant shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.  Subject to the preceding sentence, nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant.  This Warrant may be amended only in writing signed by the Company and the Holder and their successors and assigns.

(b)   This Warrant will be governed as to validity, interpretation, construction, effect and in all other respects by the internal law of the State of New York.  The parties each (i) agree that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waives any objection to the venue of any such suit, action or proceeding, and the right to assert that such forum is an inconvenient forum, and (iii) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. The parties further agree to accept and acknowledge service of any and all process that may be served in any such suit, action or proceeding in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agree that service of process upon either of them mailed by certified mail to their respective addresses shall be deemed in every respect effective service of process in any such suit, action or proceeding.

(c)   The Company shall not by any action avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and the taking of all such actions as may be necessary or appropriate to protect the rights of the Holder against impairment.  Without limiting the generality of the foregoing, the Company will (i) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the exercise of this Warrant and (b) use its best efforts to obtain all such authorizations, exemptions, or consents from any public or regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant.

(d)   The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

(e)   In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a ‘valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

SG BLOCKS, INC.

By:	/s/ Paul M. Galvin
Name:	Paul M. Galvin
Title:	Chief Executive Officer

FORM OF ELECTION TO PURCHASE

To SG BLOCKS INC.:

In accordance with the Warrant enclosed with this Form of Election to Purchase, the undersigned hereby irrevocably elects to purchase ____________ shares of common stock (“Common Stock”), $0.01 par value per share, of SG Blocks, Inc. and encloses herewith $________ in cash, certified or official bank check or checks or other immediately available funds, which sum represents the aggregate Exercise Price (as defined in the Warrant) for the number of shares of Common Stock to which this Form of Election to Purchase relates, together with any applicable taxes payable by the undersigned pursuant to the Warrant.

or

In accordance with the Warrant enclosed with this Form of Election to Purchase, the undersigned hereby irrevocably elects to exercise its Conversion Right to receive __________ shares of common stock (“Common Stock”), $0.01 par value per share, of SG Blocks, Inc. by surrender of the unexercised portion of the attached Warrant (with a “Value” of based on a “Market Price” of $________).

The Holder hereby represents, warrants and covenants that he is an accredited investor within the meaning of Regulation D under the Securities Act of 1933, as amended, and has sold or will sell the shares of Common Stock issuable upon this exercise pursuant to the Company’s registration statement covering the resale by the Holder of such shares and, in connection therewith, has complied or will comply with the prospectus delivery requirements under Federal securities laws.

The undersigned requests that certificates for the shares of Common Stock issuable upon this exercise be issued in the name of

PLEASE INSERT SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER

(Please print name and address)

FORM OF ASSIGNMENT

[To be completed and signed only upon transfer of Warrant]

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ______________________________ the right represented by the within Warrant to purchase ____________ shares of Common Stock of SG Blocks, Inc. to which the within Warrant relates and appoints _________________ attorney to transfer said right on the books of SG Blocks, Inc. with full power of substitution in the premises.

Dated: _______________, ____

(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

Address of Transferee

In the presence of;